EXHIBIT 5.2

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Phone +1 215-988-2700 Fax +1 215-988-2757

November 8, 2024

Primo Brands Corporation

1150 Assembly Dr., Suite 800

Tampa, Florida

Re:	Primo Brands Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Primo Brands Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the issuance of deferred compensation obligations (the “Obligations”) under the terms of the Primo Water Deferred Compensation Program (the “Program”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Program.

For purposes of this opinion letter, we have examined the Program and the Registration Statement. We also have examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of law as we have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, officers and representatives of the Company and others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. For purposes of our opinion set forth below, we have assumed that the Deferred Compensation Plan has been established and is intended to be maintained as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, we are of the opinion that the provisions of the Plan comply with the requirements of ERISA applicable to “top-hat” plans.

We do not express any opinion herein with respect to any laws other than, subject to the limitations and assumptions contained herein, ERISA.

This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP